SECOND AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS SECOND AMENDMENT TO THE SUB-ADVISORY AGREEMENT, effective as of April 1, 2018 (the “Amendment”), is between Lincoln Investment Advisors Corporation (the “Adviser”), a Tennessee corporation, and Franklin Advisors, Inc. (the “Sub-Adviser”), a California corporation.

WHEREAS, the Adviser has contracted with the Sub-Adviser to provide sub-advisory services to certain funds within the Lincoln Variable Insurance Products Trust pursuant to a Sub-Advisory Agreement, entered into April 30, 2014, as amended (the “Agreement”);

WHEREAS, the parties have agreed to amend the Agreement and its Schedule A to add the sleeve for the LVIP Franklin Templeton Global Equity Managed Volatility Fund (Rising Dividends Sleeve) therein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.        Schedule A shall be deleted and replaced with the attached Schedule A to include the fee schedule for the sleeve;

2.        All other terms and provisions of the Agreement not amended herein shall remain in full force and effect; and

3.        This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

LINCOLN INVESTMENT ADVISORS CORPORATION	FRANKLIN ADVISORS, INC.

By:	/s/ Jayson R. Bronchetti	By:	/s/ Edward B. Jamieson

Name:	Jayson R. Bronchetti	Name:	Edward B. Jamieson
Title:	President	Title:	President

SCHEDULE A

Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation for services rendered based on the average daily assets of the Directly Managed Portion at an annual rate as follows:

[REDACTED]

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